Exhibit 10.1(a)

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (the “Agreement”) is entered into this 7th day of July 2004 by and between Cephalon, Inc., a Delaware corporation, having its principal place of business located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380, and Barr Laboratories, Inc., a Delaware corporation, having its principal place of business located at Two Quaker Road, P.O. Box 2900, Pomona, New York 10970.

WHEREAS, on November 3, 2003, Cephalon entered into an Agreement and Plan of Merger with CIMA LABS INC. (“CIMA”) whereby Cephalon agreed to acquire CIMA, including the rights to CIMA’s investigational new drug product, OraVescent® fentanyl  (“Acquisition Agreement”);

WHEREAS, in connection with Cephalon’s acquisition of CIMA, Cephalon filed its pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Federal Trade Commission (the “Commission”);

WHEREAS, Cephalon controls and has the right to grant rights under certain patent rights relating to Cephalon’s proprietary pharmaceutical product known as ACTIQ®, a drug indicated for the treatment of breakthrough cancer pain, and is the assignee or exclusive licensee of certain rights in, and has the right to grant sublicenses under certain patent rights relating to ACTIQ®;

WHEREAS, Cephalon is developing a substantially sugar-free formulation of ACTIQ® (hereinafter referred to as “ACTIQ SF”) and controls and has the right to grant rights under certain patent rights relating to ACTIQ SF; and

WHEREAS, in order to resolve the antitrust concerns raised by the Commission in the alleged breakthrough cancer pain market, and as a condition of Commission approval of Cephalon’s acquisition of CIMA, Cephalon will enter into an Agreement Containing Consent Order (“Consent Agreement”), which, if accepted by the Commission, will require Cephalon to enter into a license and supply agreement with Barr, or other Commission approved licensee, to effect the remedial purposes of the Commission’s Order to enable Barr, or other Commission approved licensee, to develop, manufacture and market generic versions of ACTIQ® and ACTIQ SF, including contingent supply of both products, in order to compete effectively and independently in the market with Cephalon;

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which is hereby affirmed, and intending to be legally bound hereby, the Parties hereby agree as follows.

1.             DEFINITIONS

1.1           “A/B Rated” or “A/B Rating” means the designation of an approved drug product by the FDA as “A/B Rated,” or the equivalent thereof, to another approved drug product.

1.2           “ACTIQ” means any product that contains a pharmaceutical troche/lozenge formulation for oral transmucosal administration of a composition comprising fentanyl citrate [C-II] as the active pharmaceutical ingredient, that is manufactured and sold by or on behalf of Cephalon in the United States pursuant to the ACTIQ NDA.

1.3           “ACTIQ Licensed Product” means a Barr Generic Product or a Cephalon Supplied Product, except for a Substantially Sugar-free product.

1.4           “ACTIQ NDA” means the NDA No. 20-747, as supplemented or amended from time to time, or any other approved NDA, for the sale of ACTIQ.

1.5           “ACTIQ SF NDA” means ACTIQ NDA, as supplemented or amended from time to time, for the sale of ACTIQ SF, and any other approved NDA for the sale of ACTIQ SF in the United States.

1.6           “ACTIQ Patent Rights” means Patent Rights that relate to ACTIQ and ACTIQ Licensed Product, where the holder of the Patent Rights is Cephalon, and the Patent Rights include, but are not limited to, those U.S. patents and patent applications identified as set forth in Exhibit C, Exhibit D and Exhibit E, for purposes of clarification, ACTIQ Patent Rights do not include Patent Rights solely related to ACTIQ SF or ACTIQ SF Licensed Product.

1.7           “ACTIQ Patent Rights License” has the meaning assigned in Section 2.1(a) of this Agreement.

1.8           “ACTIQ Patent Rights License Effective Date” has the meaning assigned in Section 2.1(b).

1.9           “ACTIQ Risk Management Program” means the Risk Management Program approved by the FDA under the ACTIQ NDA or ACTIQ SF NDA, as the case may be, and incorporated in this Agreement as Exhibit G, and as may be amended from time to time by Cephalon.

1.10         “ACTIQ SF” means ACTIQ having a Substantially Sugar-free pharmaceutical formulation.

1.11         “ACTIQ SF Licensed Product” means a Barr Generic SF Product or a Cephalon Supplied Product that is Substantially Sugar-free.

1.12         “ACTIQ SF Patent Rights” means Patent Rights that relate to ACTIQ SF and ACTIQ SF Licensed Product, where the holder of the Patent Rights is Cephalon, and the Patent

Rights include, but are not limited to, those U.S. patents and patent applications identified as set forth in Exhibit F.

1.13         “ACTIQ SF Patent Rights License” has the meaning assigned in Section 2.2(a) of this Agreement.

1.14         “ACTIQ SF Patent Rights License Effective Date” has the meaning assigned in Section 2.2(b) of this Agreement.

1.15         “Affiliate” means any corporation, partnership, joint venture or firm which controls, is controlled by or under common control with a specified person or entity.  For purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies decisions of such non-corporate entities.

1.16         “AMP” means the Average Manufacturers Price as defined in §1927 of the Social Security Act, 42 U.S.C. §1396r-8(k)(1).

1.17         “And” and “or” have both conjunctive and disjunctive meanings.

1.18         “ANDA” means an Abbreviated New Drug Application, as defined under 21 U.S.C. § 355 (j) et seq.

1.19         “Anticipated Final FDA Approval” means Cephalon’s good faith estimate of the earliest date on which the FDA is likely to grant Final FDA Approval.

1.20         “Barr” means Barr Laboratories, Inc., its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups, and Affiliates, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

1.21         “Barr-Cephalon License Effective Date” means the date this Agreement is executed, which is set forth above.

1.22         “Barr Generic Product” means any product, other than a Barr Generic SF Product, having a pharmaceutical formulation for oral transmucosal administration of a composition comprising fentanyl citrate [C-II] as the active pharmaceutical ingredient, and that is manufactured and sold by or on behalf of Barr in the United States pursuant to an ANDA filed by and in the name of Barr that has received FDA ANDA Approval, for which ACTIQ is the reference listed drug.

1.23         “Barr Generic SF Product” means any product having a Substantially Sugar-free pharmaceutical formulation for oral transmucosal administration of a composition comprising fentanyl citrate [C-II] as the active pharmaceutical ingredient, and that is manufactured and sold by or on behalf of Barr in the United States pursuant to an ANDA filed by and in the name of Barr that has received FDA ANDA Approval, for which ACTIQ or ACTIQ SF is the reference listed drug.

1.24         “Cephalon” means Cephalon, Inc., its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries (including Anesta Corp.), divisions, groups, and Affiliates, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

1.25         “Cephalon Supplied Products” means ACTIQ or ACTIQ SF, as the case may be, sold to Barr in accordance with Section 6.1 of this Agreement for ultimate resale in the United States.

1.26         “cGMP” means current good manufacturing practices as described in 21 C.F.R. § 210 and 21 C.F.R. § 211.

1.27         “CIMA” has the meaning assigned in the Recitals.

1.28         “Citizen Petition” means a petition filed with the FDA pursuant to 21 C.F.R. § 10.

1.29         “Commercial Launch” means the date on which a product is first commercially available for sale in the United States by any one of the following:  pharmaceutical wholesalers, hospitals, health maintenance organizations, pharmaceutical benefit management organizations, group purchasing organizations and member hospitals, retail pharmacies, supermarkets, grocery stores, discount stores, convenience stores, mass merchandisers, non-federal non-GFO hospitals, U.S. Veterans Affairs/military, state and local governments, clinics and long-term care facilities, mail order, and public health provider that qualifies as a covered entity under Section 340B of the Public Health Services Act, created under Section 602 of the Veterans Health Care Act of 1992, Public Law 102-585.

1.30         “Commercially Reasonable Efforts” means efforts and resources that would normally be expected to be used by a pharmaceutical company to develop, seek required FDA approvals for, manufacture, control and assure quality of, introduce into markets and otherwise commercialize a drug product owned by it or to which it has rights, which is of similar market potential at a similar stage of development or product life, taking into account issues of safety and efficacy, competitiveness in the marketplace, the proprietary position of the drug product, the regulatory structure(s) involved, the profitability of the drug product, and other material and relevant factors.

1.31         “Commission” has the meaning assigned in the Recitals.

1.32         “Confidential Information” has the meaning assigned in Section 9.1 of this Agreement.

1.33         “Consent Agreement” has the meaning assigned in the Recitals.

1.34         “Consent Agreement Effective Date” means the earlier of:  (i) the date Cephalon and CIMA close on the Acquisition Agreement; or (ii) the date the merger contemplated by the Acquisition Agreement becomes effective by filing the certificate of merger with the Secretary of State of the State of Delaware.

1.35         “Develop” means to engage in all preclinical and clinical Development.

1.36         “Development” means all preclinical and clinical drug development activities (including formulation),  including test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining any and all approvals, licenses, registrations or authorizations from any agency necessary for the manufacture, use, storage, import, export, transport, promotion, marketing and sale of a product (including any governmental price or reimbursement approvals), product approval and registration, and regulatory affairs related to the foregoing.

1.37         “FDA” means the United States Food and Drug Administration.

1.38         “FDA ANDA Approval” means final approval by the FDA under Section 505(j) of the U.S. Federal Food, Drug and Cosmetic Act, with an A/B Rating to the reference listed drug.

1.39         “FDA Approvable Letter” means a letter from the FDA that a product is basically approvable providing that certain issues are resolved as described in 21 C.F.R. Part 314.110

1.40         “Final FDA Approval” means approval by the FDA under Section 505(b) of the U.S. Federal Food, Drug and Cosmetic Act.

1.41         “First Delivery Date” has the meaning assigned in Section 6.1 of this Agreement.

1.42         “Gross Sales” means the number of units of ACTIQ Licensed Product or ACTIQ SF Licensed Product, as the case may be, sold and distributed to third party customers in the United States by Barr and its Affiliates multiplied by the invoiced price per unit for the applicable product.  Where such product(s) are sold as one of a number of items without a separate price, the Gross Sales applicable to any such transaction shall be deemed to be Barr’s average gross sales for the applicable quantity of such product(s) during the period in which the transaction occurred.

1.43         “Interim Monitor” means a monitor appointed by the Commission pursuant to the Consent Agreement.

1.44         “License Effective Date” means the ACTIQ License Effective Date or ACTIQ SF License Effective Date, as the case may be.

1.45         “Manufacturing Know How” means technical information (whether patented, patentable or otherwise), including all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, efficacy, stability, quality assurance, quality control and clinical data, data, research records, compositions, annual product reviews, process validation reports, analytical method validation reports, specifications for stability trending and process controls, testing and reference standards for impurities in and degradation of products, technical data packages, chemical and physical characterizations, dissolution test methods and results, formulations for administration, clinical trial reports, regulatory communications and labeling and all other confidential or proprietary technical and business information, in each such case owned or licensed by Cephalon relating to the manufacturing of ACTIQ, ACTIQ Licensed Product, ACTIQ SF and ACTIQ SF Licensed Product, as the case may be.

1.46         “Manufacturing Technology” means all technology, research and development, formulae, know how, inventions, discoveries, processes, compositions, test procedures, manufacturing procedures, techniques, developments, enhancements and modifications, confidential, technical, or proprietary information and knowledge not generally known to the public, whether or not patentable, commercially useful, or reducible to writing or practice that are or have been used in the manufacture, packaging, release testing, stability and/or shelf life of the ACTIQ, ACTIQ Licensed Product, ACTIQ SF and ACTIQ SF Licensed Product, as the case may be, or any component thereof; provided, however, that Manufacturing Technology shall not include any plant, tangible property, equipment or employees.

1.47         “NDA” means New Drug Application, as defined under 21 U.S.C. § 355(b) et seq.

1.48         “Net Sales” means Gross Sales, less accrued deductions for the following:

(a)           sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of any products to the extent included in Gross Sales;

(b)           ordinary and customary trade, quantity and cash discounts and rebates, charge-backs and administrative fees (including rebates to social and welfare systems and amounts paid to third parties on account of rebate payments);

(c)           allowances, charge-backs and credits to third parties on account of rejected, damaged, outdated, returned, withdrawn or recalled ACTIQ Licensed Product or ACTIQ SF Licensed Product, as the case may be, or on account of retroactive price reductions affecting any such products; and

(d)           any external costs or expenses paid by or on behalf of Barr or any of its Affiliates for carriage of goods from the location set forth in Section 5.1(d) of this Agreement.

For clarity, sales between Barr and its Affiliates shall be excluded from the computation of Net Sales and Gross Sales, but Gross Sales and Net Sales shall include the subsequent final sale to third parties by any such affiliate.

1.49         “OVF” means CIMA’s investigational new drug product, OraVescent® fentanyl, filed with the FDA under IND No. 65,447.

1.50         “Party” or “Parties” means a party, or the parties, to this Agreement.

1.51         “Pediatric Exclusivity” means exclusivity obtained in accordance with the requirements of Section 505A of the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 355a).

1.52         “Patent Rights” means all patents and patent applications, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension of any such patent, any United States patents originating from international patent applications designating the United States, and any patent applications filed after the License Effective Date that claim any inventions that were conceived prior to the License Effective Date; and the rights to which patents and patent applications are owned by or licensed to a holder of the Patent Rights and which patents and patent applications contain claims which would be infringed by the manufacture, use, importation, offer for sale, sale, distribution, promotion or advertising of ACTIQ Licensed Product, or the ACTIQ SF Licensed Product, as the case may be, or any component thereof.

1.53         “Providing Party” has the meaning assigned in Section 9.1 of this Agreement.

1.54         “Reasonable Best Efforts” means efforts and resources that would normally be expected to be used by a pharmaceutical company to develop, seek required FDA approvals for, manufacture, control and assure quality of, introduce into markets and otherwise commercialize a drug product owned by it or to which it has rights, which is of similar market potential at a similar stage of development or product life.

1.55         “Receiving Party” has the meaning assigned in Section 9.1 of this Agreement.

1.56         “Risk Management Program” (or “RMP”) means a strategic safety program designed to decrease product risk by using one or more interventions or tools beyond the package insert, which program may be modified or amended from time to time and may be a condition of Final FDA Approval.

1.57         “Scientific and Regulatory Material” means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial materials and information related to the ACTIQ, ACTIQ Licensed Product, ACTIQ SF and ACTIQ SF Licensed Product,

and all rights thereto, in any and all jurisdictions.

1.58         “Skeeper” means a child-resistant temporary storage container or a child-resistant disposal container for the ACTIQ Licensed Product, ACTIQ SF Licensed Product, ACTIQ or ACTIQ SF, as the case may be.

1.59         “Substantially Sugar-free” means either:  (i) a product containing less than 0.5 grams of Sugar(s) per dosage; or (ii) a product approved by the FDA for labeling as “Sugar-Free.” The term “Sugar(s)” means the sum of all free mono- and disaccharides (such as glucose, fructose, lactose, and sucrose) as defined in 21 C.F.R. §101.9(c)(6)(ii).

1.60         “University of Utah Research Foundation License Agreement” means the Technology License Agreement dated as of September 16, 1985, as amended, by and between the University of Utah Research Foundation (“UURF”) Anesta Corp., pursuant to which UURF licensed to Anesta Corp. the patents identified in Exhibit D hereof.  A copy of the University of Utah Research Foundation License Agreement is attached hereto as Exhibit A.

2.             GRANT OF RIGHTS

2.1           License to ACTIQ Patent Rights.

(a)           Grant of License.  Subject to Section 2.1(b) of this Agreement, Cephalon grants to Barr, a fully paid-up, royalty-free, except as provided under Article 3 of this Agreement, irrevocable license, which conveys the following rights and licenses, in the United States, to develop, make or have made, use, sell, offer for sale, distribute or have distributed, promote or advertise, import or have imported ACTIQ Licensed Product (the “ACTIQ Patent Rights License”):

(i) a non-exclusive right and license to ACTIQ Patent Rights, including those patents owned by Cephalon and identified in Exhibits C and E;

(ii) a non-exclusive sublicense to the ACTIQ Patent Rights licensed to Cephalon, including those identified in Exhibit D;

(iii) an exclusive, except as to Cephalon, right and license to Manufacturing Know How, Manufacturing Technology, and Scientific and Regulatory Material, but does not include any rights or license in the trademark ACTIQ or any goodwill associated therewith; and

(iv) an exclusive, except as to Cephalon, right and license to: (a) the U.S. Trademark Registration No. 2,622,734 as needed for a single dose entity of an ACTIQ Licensed Product; (b) any trademark or trade dress covering the size, shape and color of a single dose entity of ACTIQ Licensed Product, to the extent Barr desires; and (c) the appearance, structure, textual or graphical content and/or color scheme of any labeling, dosing information, product inserts, Skeeper or other materials, and any Risk Management Program, as may be necessary for the marketing and sale of ACTIQ Licensed Product.

(b)           ACTIQ Patent Rights License Effective Date.  The ACTIQ Patent Rights License granted pursuant to Section 2.1(a)(iii) shall become effective upon the Barr-Cephalon License Effective Date.  Except as provided under Section 2.3 of this Agreement, the ACTIQ Patent Rights License granted pursuant to Section 2.1 (a) (i), (ii) and (iv) shall become effective upon the earliest of:  (1) Final FDA Approval of OVF, (2) September 5, 2006, if Cephalon is not granted Pediatric Exclusivity with respect to ACTIQ, or (3) February 3, 2007, if Cephalon is granted Pediatric Exclusivity with respect to ACTIQ.

(c)           Pediatric Exclusivity.  Immediately upon the ACTIQ Patent Rights License Effective Date for the ACTIQ Patent Rights License granted pursuant to Section 2.1(a)(i),(ii) and (iv) as determined under Section 2.1(b), Cephalon shall grant a license to Barr with respect to any Pediatric Exclusivity that may then exist or thereafter arise with respect to ACTIQ (except for any Pediatric Exclusivity that may exist solely with respect to ACTIQ SF). Cephalon shall reasonably cooperate with Barr in notifying the FDA that Cephalon has waived Pediatric Exclusivity with respect to Barr, including, but not limited to, by filing with the FDA a dated and executed copy of the letter attached hereto as Exhibit H.

2.2           Contingent License to ACTIQ SF Patent Rights.

(a)           Grant of License.  Subject to Section 2.2(b) of this Agreement, Cephalon grants to Barr a fully paid-up, royalty-free, irrevocable license, which conveys the following rights and licenses, in the United States, to develop, make or have made, use, sell, offer for sale, distribute or have distributed, promote or advertise, import or have imported ACTIQ SF Licensed Product (the “ACTIQ SF Patent Rights License”):

(i) a non-exclusive right and license to ACTIQ SF Patent Rights, including those patents owned by Cephalon and identified in Exhibit F;

(ii) an exclusive, except as to Cephalon, right and license to Manufacturing Know How, Manufacturing Technology, and Scientific and Regulatory Material, but not any rights or license in the trademark ACTIQ or any goodwill associated therewith; and

(iii) an exclusive, except as to Cephalon, right and license to:  (a) the U.S. Trademark Registration No. 2,622,734 as needed for a single dose entity of an ACTIQ SF Licensed Product; (b) any trademark or trade dress covering the size, shape and color of a single dose entity of ACTIQ SF Licensed Product, to the extent Barr desires; and (c) the appearance, structure, textual or graphical content and/or color scheme of any labeling, dosing information, product inserts, Skeeper or other materials and any Risk Management Program, as may be necessary for the marketing and sale of ACTIQ SF Licensed Product.

(b)           ACTIQ SF Patent Rights License Effective Date.  The ACTIQ SF Patent Rights License granted pursuant to Section 2.2(a)(ii) shall become effective upon the Barr-

Cephalon License Effective Date.  Except as provided under Section 2.3 of this Agreement, the ACTIQ SF Patent Rights License granted pursuant to Section 2.2(a)(i) and (iii) shall become effective upon the later of: (1) the ACTIQ Patent Rights License Effective Date; or (2) the earliest to occur of any of the following: (a) final FDA Approval of OVF; (b) a determination by the FDA that ACTIQ may no longer be sold in the United States; (c) a determination by the FDA that ACTIQ SF is not A/B Rated to ACTIQ; (d) a determination by the FDA that Barr Generic Product is not A/B Rated to either ACTIQ or ACTIQ SF; (e) no determination by the FDA at least sixty (60) days prior to the ACTIQ Patent Rights Effective Date that either (i) ACTIQ SF is A/B Rated to ACTIQ or (ii) Barr Generic Product or Barr Generic SF Product is A/B rated to ACTIQ SF; and (f) Final FDA Approval of ACTIQ SF, if Cephalon fails to include in its ACTIQ SF NDA filing a request under 21 C.F.R.§ 355(j) to have FDA make a determination that ACTIQ SF is A/B Rated to ACTIQ. Cephalon shall promptly notify Barr of any FDA determinations described in this Paragraph.

(c)           Pediatric Exclusivity.  Immediately upon the ACTIQ SF Patent Rights License Effective Date for the ACTIQ SF Patent Rights License granted pursuant to Section 2.2(a)(i) and (iii) as determined under Section 2.2(b), Cephalon shall grant a license to Barr with respect to any Pediatric Exclusivity that may then exist or thereafter arise solely with respect to ACTIQ SF. Cephalon  shall  reasonably cooperate with Barr in notifying the FDA that Cephalon has waived Pediatric Exclusivity with respect to Barr, including, but not limited to, by filing with the FDA a dated and executed copy of the letter attached hereto as Exhibit H.

2.3           ACTIQ SF Incentive.  Cephalon shall use all Reasonable Best Efforts to develop ACTIQ SF.  If Cephalon has not obtained by July 1, 2005, either Final FDA Approval or an FDA Approvable Letter of the ACTIQ NDA as supplemented for the marketing of ACTIQ SF, then the ACTIQ Patent Rights License Effective Date and ACTIQ SF Patent Rights License Effective Date shall be no later than September 5, 2006; provided, however, that if Cephalon has obtained by July 1, 2005 an FDA Approvable Letter but has not obtained within 180 days of the date of such an FDA Approvable Letter Final FDA Approval of the ACTIQ NDA as supplemented for the marketing of ACTIQ SF, then the ACTIQ Patent Rights License Effective Date and ACTIQ SF Patent Rights License Effective Date shall be no later than September 5, 2006.

2.4           Patent Rights.  Cephalon, at its own expense, shall prepare, file, prosecute and maintain the ACTIQ Patent Rights and ACTIQ SF Patent Rights in the United States until the earlier of (i) August 3, 2007 or (ii) the earlier of one hundred eighty (180) days after (a) the ACTIQ Patent Rights License Effective Date or (b) ACTIQ SF Patent Rights License Effective Date.  Upon written request, Cephalon shall provide a copy to Barr of any patent application that is (1) within the scope of the ACTIQ Patent Rights or the ACTIQ SF Patent Rights and (2) regarded as abandoned by the U.S. Patent & Trademark Office before such patent application either is published under 35 U.S.C. §  122(b), or issues under 35 U.S.C. § 151 et seq or that is the subject of a request filed with the U.S. Patent & Trademark Office seeking to prevent publication of such patent application under 35 U.S.C. § 122(b).

2.5           Infringement.

(a)           Notice Regarding and Authority to Take Action Against Infringers.  During the period set forth in Section 2.4 of this Agreement, each Party shall promptly notify the other Party of any known infringement by third parties of the proprietary rights of either Party with regard to ACTIQ Patent Rights and the ACTIQ SF Patent Rights.  If any of the patents of the ACTIQ Patent Rights or the ACTIQ SF Patent Rights are infringed, Cephalon shall have the right but not the obligation to commence appropriate legal action to enjoin such infringement at its sole expense; in such case Barr shall provide its complete cooperation to Cephalon at its expense, but Cephalon shall be entitled to retain any damages or awards that may result from its initiation of said action.  If Cephalon fails to initiate such action within ninety (90) days after being notified of the infringement, then Barr shall have the right, but not the obligation, to undertake such action at its own expense in the name of Cephalon, and Cephalon shall provide its complete cooperation to Barr at its expense.  Any damages or awards resulting from the prosecution of such claim by Barr shall be applied first to reimburse Barr for its costs and expenses, with any balance to be shared by the Parties with an amount equal to [**] percent ([**]%) of such balance being retained by Barr and [**] percent ([**]%) of such balance being given to Cephalon.

(b)           Infringement of Third Party Patents.  Each Party shall have the right, but not the obligation, to defend against a claim alleging infringement by its own products of the Patent Rights of third parties.  For purposes of clarification, Cephalon shall have the right, but not the obligation, to defend such claims against ACTIQ, ACTIQ SF, and Cephalon Supplied Product, and Barr shall have the right, but not the obligation, to defend such claims against Barr Generic Product and Barr Generic SF Product.

3.             ACTIQ PATENT RIGHTS LICENSE MILESTONE PAYMENTS.

3.1           Milestone Payment.  In consideration of the grant by Cephalon to Barr of the ACTIQ Patent Rights License pursuant to Section 2.1(a), and as a condition to the continued effectiveness of the ACTIQ Patent Rights License, Barr shall make a payment to Cephalon as set forth in Exhibit B.

3.2           Royalty Payments to the University of Utah Research Foundation.  Pursuant to Section 4.1 of the University of Utah Research Foundation License Agreement, Barr shall make payments of earned royalty of [**]% on Net Sales Value as defined under and required by the University of Utah Research Foundation License Agreement directly to UURF with respect to all sales of ACTIQ Licensed Product or ACTIQ SF Licensed Product during the period commencing on the ACTIQ Patent License Effective Date and ending on September 5, 2006.  Barr shall be bound by the applicable terms of the University of Utah Research Foundation License Agreement.

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.             COVENANTS OF CEPHALON; CITIZEN PETITION

4.1           Covenants.

(a)           Cephalon hereby covenants that Cephalon shall not directly or indirectly, alone or in participation with any other Person, seek to enjoin, or file, prosecute or maintain any suit, legal or other action or proceeding for damages or any legal, equitable or other relief against Barr or any sublicensees, manufacturers, suppliers, distributors, and customers of Barr, or of such Barr-affiliated entities, for infringement of any ACTIQ Patent Rights or ACTIQ SF Patent Rights to which Barr has an effective license under this Agreement or of any other Patent Rights owned by or licensed to Cephalon for infringement by any ACTIQ Licensed Product or ACTIQ SF Licensed Product, provided, however, that nothing contained in this Section 4.1(a) shall prevent, preclude or otherwise prohibit Cephalon from joining, filing, prosecuting or maintaining any suit, in law or equity, against Barr with respect to this Agreement.

(b)           Cephalon agrees that it will not launch, cause to be launched or supply to a third party other than Barr, a generic version of ACTIQ Licensed Product or ACTIQ SF Licensed Product in the United States prior to the Commercial Launch by Barr of Barr Generic Product, Barr Generic SF Product, or Cephalon Supplied Product, as the case may be.  For the avoidance of doubt, Cephalon’s supplying to Barr the Cephalon Supplied Product pursuant to the terms of this Agreement shall not be considered a breach of the foregoing sentence.

4.2           Citizen Petition.  Cephalon agrees not to file or cause to be filed a Citizen Petition with the FDA challenging: the marketing approval of ACTIQ Licensed Product, or ACTIQ SF Licensed Product.

5.             TECHNICAL TRANSFER

5.1           Technical Transfer Assistance.  Cephalon shall use all reasonable efforts to facilitate Barr’s ability to manufacture and Develop Barr Generic Product and Barr Generic SF Product (collectively hereinafter referred to as “Barr Generic Products”) and to facilitate FDA’s approval of Barr’s ANDA for Barr Generic Products, including but not limited to: (i) providing Barr with the appropriate and necessary technical assistance, as requested by Barr; (ii) enabling Barr to develop the expertise to manufacture the Barr Generic Products under this Section 5.1 within the shortest possible period of time (in any event no later than the respective License Effective Dates), which reasonable efforts, for purposes of clarity does not include the payment of funds or the transfer of tangible property, by Cephalon to Barr, except as may be provided under this Agreement; Barr shall have the right at reasonable intervals and upon reasonable prior notice, to visit any Cephalon plant or facility, review any equipment and observe the processes involved in the manufacturing of Cephalon Supplied Product, ACTIQ or ACTIQ SF, in a manner that will not interrupt Cephalon’s internal operations; (iii) providing Barr within ten (10) days after the Consent Agreement Effective Date a copy of each patent application that is within the scope of the ACTIQ Patent Rights and ACTIQ SF Patent Rights and that has not been published or issued, as provided under Section 2.4 of this Agreement; and (iv) providing Barr access to Scientific and Regulatory Materials.  Failure of Cephalon to fulfill its technical transfer obligations of this Section 5.1 shall constitute a material breach.

5.2           Transfer of Manufacturing Know How, Manufacturing Technology and Scientific and Regulatory Material.  Cephalon will transfer or make available the Manufacturing Know How, Manufacturing Technology and the Scientific and Regulatory Material, and such other information and materials as Barr requests, as soon as possible after the Barr-Cephalon License Effective Date in order to enable Barr to manufacture the Barr Generic Product and Barr Generic SF Product.  Barr shall use its Commercially Reasonable Efforts to assume the labeling and packaging obligations with respect to the Barr Generic Products.

5.3           Cost and Charges.  Cephalon shall provide assistance as set forth in Section 5.1 above for a cumulative period of two hundred and fifty (250) days of support free of any charge to Barr, except that Cephalon shall be entitled to charge and Barr shall be obligated to pay for any reasonable out of pocket costs or disbursements incurred by Cephalon in rendering such assistance.  For any assistance provided after such period, Cephalon will be entitled to charge Barr Cephalon’s fully absorbed labor cost plus reasonable direct out of pocket costs and disbursements.  Cephalon shall render invoices for all such costs and disbursements that it incurs to Barr and Barr shall pay to Cephalon the full amount due on all such invoices within thirty (30) days of receipt.

6.             CEPHALON SUPPLIED PRODUCT

6.1           Contingent Supply of Cephalon Supplied Product.  In the event that Barr is unable to obtain, on or before 30 days prior to the earliest of:   (i) September 5, 2006, if Cephalon is either not granted Pediatric Exclusivity with respect to ACTIQ or Cephalon did not obtain Final FDA approval of ACTIQ NDA or ACTIQ SF NDA, as the case may be, for the marketing of ACTIQ SF, as set forth in Section 2.3 of this Agreement; (ii) February 3, 2007, if Cephalon is granted Pediatric Exclusivity with respect to ACTIQ; or (iii) the Anticipated Final FDA Approval of OVF (such earliest date being the “First Delivery  Date”), FDA ANDA Approval necessary to permit the manufacture and sale of Barr Generic Product or Barr Generic SF Product, as the case may be, and subject to the terms and conditions set forth in this Article 6, then Cephalon will manufacture and supply to Barr for resale in the United States Cephalon Supplied Product commencing on the First Delivery Date; provided, however, that Cephalon shall not be required to supply Cephalon Supplied Product in a Substantially Sugar-free formulation more than 30 days prior to the ACTIQ SF Patent Rights License Effective Date.  Barr shall have the option to have Cephalon manufacture and supply to Barr a Cephalon Supplied Product that is either Substantially Sugar-free or not Substantially Sugar-free; provided, however, that if Cephalon is simultaneously selling both ACTIQ and ACTIQ SF in the United States, Barr shall have the option to have Cephalon manufacture and supply both Substantially Sugar-free and not Substantially Sugar-free formulations of Cephalon Supplied Product.

Cephalon will supply such Cephalon Supplied Products in finished dosage form in bulk containers ready for packaging and labeling by Barr, irrespective of Cephalon’s continued manufacture or production of ACTIQ or ACTIQ SF for its own purposes.

For purposes of clarification, Barr’s receipt at any time during the term of the supply provisions of this Agreement of Cephalon Supplied Product that is not Substantially Sugar-free shall not otherwise terminate Cephalon’s obligations to supply to Barr a Substantially Sugar-free formulation of Cephalon Supplied Product under the terms and conditions of this Article 6.

In the event that Barr has obtained FDA ANDA Approval necessary to permit the manufacture and sale of Barr Generic Product, but FDA withdraws such FDA ANDA Approval prior to Barr’s Commercial Launch of the Barr Generic Product, Cephalon will manufacture and supply to Barr for resale in the United States Cephalon Supplied Products, commencing as soon as reasonably practicable following Barr’s notice to Cephalon of FDA’s withdrawal of such FDA ANDA Approval.

(a)           ACTIQ as Cephalon Supplied Product.  To ensure that Barr has a timely and uninterrupted supply of Cephalon Supplied Product, Cephalon and Barr shall prepare and file, at Cephalon’s cost and immediately as of the Consent Agreement Effective Date, such filings and other actions necessary to qualify Barr’s sale of Cephalon Supplied Product.  Additionally, Cephalon and Barr shall prepare and file, at Cephalon’s cost and immediately upon Final FDA Approval of ACTIQ SF such filings necessary to qualify Barr’s sale of Substantially Sugar-free formulation of Cephalon Supplied Product.  Further, Cephalon and Barr agree that in the event of any interruptions in supply of Cephalon Supplied Product during the term of the supply provisions of this Agreement, the manufacture and supply of Cephalon Supplied Product shall take priority over the manufacture, supply, and sale of Cephalon’s branded products, ACTIQ or ACTIQ SF.  Notwithstanding Cephalon’s efforts to supply Cephalon Supplied Product in accordance with the preceding sentence, if Cephalon is unable to meet Barr’s forecasted requirements of Cephalon Supplied Product, then Cephalon shall provide to Barr ACTIQ and ACTIQ SF, as the case may be, out of its existing finished goods inventory at the price per unit set forth herein and shall promptly supplement the ACTIQ NDA to enable the distribution by Barr of ACTIQ and ACTIQ SF.

(b)           Term of Supply Agreement.  Cephalon shall supply Cephalon Supplied Products until the date that is earlier:  (i) six (6) years from the Barr-Cephalon License Effective Date; or (ii) three (3) years from the First Delivery Date of Cephalon Supplied Products to Barr under this Agreement.

(c)           Unit Definition; Delivery.  A unit shall mean a single dose entity of the Cephalon Supplied Products in finished dosage form, ready for packaging and labeling by Barr.  Barr shall purchase Cephalon Supplied Products in not less than full lot quantities of each strength (i.e., 200mcg, 400mcg, 600mcg, 800mcg, 1200mcg, 1600mcg, or as may otherwise be available and bioequivalent to that product as marketed by Cephalon) of Cephalon Supplied Products.  Cephalon Supplied Products shall be delivered FOB Cephalon’s Salt Lake City, Utah manufacturing facility.  Cephalon shall properly store and retain appropriate samples (identified by lot and batch number) of each shipment in conditions and for times consistent with all Applicable Law and to permit appropriate or required internal and regulatory checks and references (collectively, the “Shipment Samples”).

(d)           Price/Payment.  Barr shall purchase Cephalon Supplied Products at a price equal to the lesser of (i) $[**] plus an adjustment to reflect the percentage increase in the U.S. Bureau of Labor Statistics Producer Price Index for SIC 28341 in the proceeding year (“PPI Adjustment”) per unit for the first twelve month period commencing on the First Delivery Date; $[**] plus a PPI Adjustment per unit for the twelve month period commencing one year after the First Delivery Date; and $[**]  plus a PPI Adjustment per unit for the twelve month period commencing two years after the First Delivery Date; or (ii) [**] percent ([**]%) of the AMP for ACTIQ or ACTIQ SF, as the case may be, on a weighted average basis across all dosage strengths.  Barr shall pay for all Cephalon Supplied Products within thirty (30) days after receipt of Cephalon’s invoice.  If Cephalon has not received payment within such thirty day period, Cephalon will charge Barr a penalty at the lower of (i) interest accruing on any such unpaid balance at a rate of [**] percent ([**]%) per month, compounded daily or (ii) the highest rate allowable under applicable law.

(e)           Ordering/Forecasting.  Cephalon shall inform Barr, the Commission, and any Interim Monitor, in writing every sixty (60) days from the Effective Date until FDA approval of: (1) Barr Generic Product and (2) Barr Generic SF Product, concerning the date of Anticipated Final FDA Approval of OVF.  Barr shall immediately notify Cephalon of the receipt of FDA ANDA Approval of Barr Generic Product and Barr generic SF Product.  Cephalon shall immediately notify Barr, the Commission, and any Interim Monitor, in writing, upon the occurrence of each of the following events: (i) submission of the NDA for OVF, (ii) receipt of a FDA Approvable Letter for OVF,  (iii) Final FDA Approval of OVF, (iv) any determination by the FDA that ACTIQ may no longer be sold in the United States; and (v) any determination by the FDA that ACTIQ is not A/B Rated to ACTIQ SF.  Failure of Cephalon to provide Barr with such notifications shall constitute material breach.  Commencing [**] months prior to the Anticipated Final FDA Approval of OVF, as provided by Cephalon, Barr shall provide Cephalon with rolling [**] month forecast of its requirements of Cephalon Supplied Products.  The forecasts shall be updated [**] and shall be provided to Cephalon not less than [**] ([**]) months prior to the first requested delivery of product under the then-current forecasts.  In addition, the first [**] months of each forecast shall be firm purchase orders binding on Barr and Cephalon.  Within [**] ([**]) business days of receipt of each forecast from Barr, Cephalon and Barr shall discuss the manufacturing schedule for Cephalon Supplied Products.  Cephalon shall use Commercially Reasonable Efforts to supply Cephalon Supplied Products in excess of forecasted amounts.  In the event that the FDA Final Approval of OVF occurs prior to the Anticipated Final FDA Approval of OVF previously indicated to Barr by Cephalon, Cephalon shall supply Barr with Cephalon Supplied Products no later than thirty (30) days following FDA Final Approval of OVF.

(f)            Scope of Liability for Material Breach by Licensor.  IN THE EVENT OF ANY BREACH OF THIS AGREEMENT BY A PARTY, THE OTHER PARTY HERETO  SHALL BE ENTITLED TO SEEK ALL REMEDIES AVAILABLE AT LAW OR EQUITY INCLUDING, BUT NOT LIMITED TO INDIRECT DAMAGES, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES, LOST PROFITS, LEGAL FEES AND COSTS.   NOTWITHSTANDING THE FOREGOING, CEPHALON SHALL NOT BE PERMITTED TO

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

TERMINATE OR RESCIND THE GRANT OF RIGHTS BY CEPHALON TO BARR UNDER ARTICLE 2 OF THIS AGREEMENT OR CEPHALON’S SUPPLY OBLIGATIONS HEREUNDER OR OTHERWISE REFUSE TO SUPPLY BARR WITH CEPHALON SUPPLIED PRODUCT AS A RESULT OF ANY BREACH BY BARR.  HOWEVER, IN THE EVENT BARR BREACHES ITS OBLIGATIONS UNDER SECTION 8.5 HEREOF, CEPHALON SHALL BE ENTITLED TO SEEK ANY MONETARY REMEDIES AVAILABLE TO IT, INCLUDING THE PAYMENT BY BARR OF LIQUIDATED DAMAGES EQUAL TO THE DOLLAR AMOUNT OF CEPHALON SUPPLIED PRODUCT PURCHASED BY BARR UNDER ARTICLE 6 OF THIS AGREEMENT.  FAILURE OF CEPHALON TO TIMELY PROVIDE BARR WITH CEPHALON SUPPLIED PRODUCTS SHALL CONSTITUTE MATERIAL BREACH.

(g)           Inspection.

(i)            Barr shall inspect or shall cause to be inspected all shipments of Cephalon Supplied Products promptly upon receipt; provided that Barr shall have no obligation to inspect the Cephalon Supplied Products beyond a visual inspection of each shipment for obvious physical damage or quantity discrepancies that are evident upon visual inspection of the Cephalon Supplied Products as shipped by Cephalon.  Barr shall be entitled to reject any portion or all of any shipment of Cephalon Supplied Products that does not conform to the certificate of analysis or otherwise fails to comply with the warranties set forth in Section 8.3 of this Agreement; provided that (i) Barr shall notify Cephalon within [**] days after receipt of such shipment if it is rejecting a shipment due to obvious physical damage, obvious packaging defect or quantity discrepancies that are evident upon visual inspection of the Cephalon Supplied Products as shipped by Cephalon and (ii) in the case of Cephalon Supplied Products having defects other than those obvious defects, Barr shall notify Cephalon within [**] days after receipt of such Cephalon Supplied Products.  Any such rejection shall be made in writing and delivered to Cephalon and shall indicate the reasons for such rejection.

(ii)           If Barr has not delivered a notice of rejection within the appropriate time period as set forth in Section 6.1(g)(i) hereof after receipt of the shipment of Cephalon Supplied Products, Barr shall, without in any way limiting Barr’s rights for indemnification as set forth in Section 10.1, be deemed to have accepted that shipment of Cephalon Supplied Products.  Once Barr has accepted or is deemed to have accepted the Cephalon Supplied Products, Barr shall have no claim or recourse against Cephalon relating to such Cephalon Supplied Products, other than Barr’s rights for indemnification as set forth in Section 10.1 of this Agreement.

(iii)          Barr’s payment obligations under Section 6.1(e) for a shipment shall be suspended upon Barr’s rejection of such shipment pursuant to this Section 6.1(g) until a determination pursuant to Section 6.1(h) whether or not such rejection is justified.

(h)           Rejection of Shipment.

(i)            After notice of rejection is received by Cephalon, it shall cooperate

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

with Barr in determining whether rejection is justified.  Cephalon will evaluate reasons for such non-compliance of the Cephalon Supplied Products with applicable specifications.  Cephalon shall notify Barr as promptly as reasonably possible whether it accepts Barr’s rejection.

(ii)           Whether or not Cephalon accepts Barr’s rejection, Cephalon shall use Commercially Reasonable Efforts to replace such rejected Cephalon Supplied Products.  If the Cephalon Supplied Products rejected by Barr from such original shipment ultimately is found to be nonconforming (whether pursuant to Section 6.1(h)(iii) or if Cephalon so acknowledges in writing), Cephalon shall bear all expenses for such replacement (including all transportation and/or disposal charges and cost of manufacture for such replacement) to the extent Barr previously paid for any corresponding nonconforming Cephalon Supplied Products.  If it is determined subsequently that such Cephalon Supplied Products were in fact conforming (whether pursuant to Section 6.1(h)(iii) or if Barr so acknowledges in writing), then Barr shall be responsible not only for the purchase price of the allegedly nonconforming Cephalon Supplied Products (including all transportation charges), but also, upon receipt and acceptance by Barr in accordance with the procedures (and at the same price charged in the original shipment) set forth above, the replacement.  Replacement shipments shall also be subject to the procedures contained in Section 6.1(g).

(iii)          If Cephalon disagrees with Barr’s rejection, the parties shall submit samples of the rejected Cephalon Supplied Products and the Shipment Sample to a mutually acceptable third party laboratory, which shall determine whether such Cephalon Supplied Products meets the applicable FDA approved specifications.  The parties agree that such laboratory’s determination shall be final and determinative.

(iv)          If the laboratory determines that the Cephalon Supplied Products meet the applicable FDA approved specifications, the rejection by Barr is deemed to be unjustified, and Barr shall pay the full invoice price for the shipment which contained the Cephalon Supplied Products subject to the dispute.  If the laboratory determines that the Cephalon Supplied Products do not meet the applicable specifications, the parties shall proceed as provided in Section 6.1(h)(ii).  The party against whom the third party tester rules shall bear the reasonable costs of the third party testing.

(v)           Barr shall destroy the rejected Cephalon Supplied Products promptly upon written instruction of Cephalon as to the lawful disposition of such Cephalon Supplied Products and at Cephalon’s cost and provide Cephalon with certification of such destruction.

(i)            cGMP Manufacture.  Cephalon Supplied Products supplied to Barr hereunder shall be manufactured by Cephalon (or its designated Affiliates or agents) in accordance with cGMP and other applicable rules and regulations of the FDA and other United States governmental or regulatory agencies with jurisdiction over the manufacture of the Cephalon Supplied Products.  At all times during the term of the supply provisions of this Agreement, Cephalon (or its designated Affiliates or agents) shall maintain an FDA licensed or inspected manufacturing facility for the manufacture and supply of Cephalon Supplied Products. Cephalon’s manufacturing facility in Salt

Lake City, Utah has been inspected and licensed by the FDA.

(j)            Testing. Cephalon shall test or cause to be tested each lot of Cephalon Supplied Products before delivery to Barr.  Each test shall set forth the items tested, specifications and test results in a certificate of analysis for each lot delivered to Barr under this Agreement.  Cephalon shall send such certificate of analysis together with a certificate of compliance to Barr together with the Cephalon Supplied Products lot delivered.

(k)           Packing and Marking.  Each lot of Cephalon Supplied Products shall be shipped in accordance with Cephalon’s standard operating procedures.

(l)            Compliance with Laws.  The Parties shall comply with all applicable laws, ordinances, codes and regulations of U.S. government agencies or other agencies of competent jurisdiction, including but not limited to, federal, state, municipal and local governing bodies having jurisdiction with respect to the conduct of work toward the manufacture, storage, shipment and sale of Cephalon Supplied Products.  Cephalon shall maintain all government permits and licenses, including but not limited to, health, safety and environmental permits, necessary for the conduct of the activities and procedures that Cephalon undertakes pursuant to this Agreement.

(m)          Regulatory Inspections.

(i)            Cephalon shall cooperate with any inspection of its facilities by a regulatory agency or authority in or outside the United States, including but not limited to any inspection by such regulatory agency or authority prior to the granting of FDA Approval to market the Cephalon Supplied Products in the United States.  Cephalon shall notify Barr promptly of any notification received by Cephalon from the FDA to conduct an inspection of its manufacturing or other facilities used in the manufacturing, storage or handling of Cephalon Supplied Products.  Copies of all written correspondence relevant to the Cephalon Supplied Products to and from any relevant regulatory authorities in the United States will be provided by Cephalon to Barr promptly after they are received or produced by or on behalf of Cephalon from or to the FDA or such other agency or authority.

(ii)           Cephalon shall keep complete records of every production batch in accordance with generally accepted industry practices, including, but not limited to, the batch production records for each batch supplied to Barr.  Upon written request to Cephalon, Barr shall have the right to have its representatives visit Cephalon’s manufacturing areas, and review said records and books at a mutually agreed time during normal business hours to assess Cephalon’s compliance with cGMP and quality assurance standards.  Barr may exercise such right no more than one (1) time per calendar year; provided that if circumstances arise that in Barr’s reasonable judgment require that its representatives visit Cephalon’s manufacturing areas more than once per calendar year, the parties will discuss such circumstances and appropriate means to address them.

(n)           Quality Agreement.  The Parties shall negotiate and agree within [**] days

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

prior to Anticipated Final FDA Approval of OVF a quality agreement (the “Quality Agreement”), which shall be on terms consistent with those standard in the industry for transactions similar to this Agreement and shall include such other provisions relating to FDA and other regulatory matters as necessary or appropriate in connection with Cephalon’s supply of Cephalon Supplied Products to Barr.  Each Party shall comply with the procedures set forth in the Quality Agreement regarding quality and cGMP related responsibilities, complaints and Adverse Event Monitoring and Reporting.

6.2           Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH HEREIN IN SECTION 8.3, NO GUARANTEE, WARRANTY, CONDITION, UNDERTAKING OR TERM, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO THE CONDITION, QUALITY, DURABILITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CEPHALON SUPPLIED PRODUCTS IS GIVEN OR ASSUMED BY CEPHALON, AND ALL SUCH GUARANTEES, WARRANTIES, CONDITIONS, UNDERTAKINGS AND TERMS ARE HEREBY EXCLUDED.

6.3           Records for Cephalon Supplied Products; Recalls.  Barr shall keep written records sufficient to track the purchase and sale of Cephalon Supplied Products lots on a lot-by-lot, and customer-by-customer basis.  Barr shall keep written records on all Cephalon Supplied Products complaints, and shall provide to Cephalon summaries of such Cephalon Supplied Products complaints on a quarterly basis.  If Cephalon, Barr or the FDA determines that a Cephalon Supplied Products recall or withdrawal in the United States is necessary, then Barr shall take all actions appropriate in order to recall or withdraw such Cephalon Supplied Products sold by Barr; provided, however, that Barr shall consult with Cephalon prior to taking any action with respect to the Cephalon Supplied Products.  Barr shall bear the costs and expenses of such recall or withdrawal; provided, however, that if any Cephalon Supplied Products recall or withdrawal is also caused by the breach of Cephalon of this Agreement or its representations, warranties, covenant contained herein, such cost and expenses shall be apportioned between Cephalon and Barr in relation to each Party’s respective fault.

6.4           Supply Default.  In the event that Cephalon is unable to supply Cephalon Supplied Products for any reason for more than [**] calendar days following the forecasted delivery date, Barr may notify Cephalon of its intention to manufacture or have manufactured by any third Person, for supply to Barr or any of its designees, such Cephalon Supplied Products.  Cephalon hereby grants Barr a license (i) under the ACTIQ Patent Rights or ACTIQ SF Patent Rights as necessary or material for the manufacturing of such Cephalon Supplied Products, (ii) under the ACTIQ NDA and ACTIQ SF NDA, as applicable, and (iii) all Manufacturing Know How, Manufacturing Technology and Scientific and Regulatory Material, to manufacture or have manufactured such Cephalon Supplied Products for such period until the day that is six months after Cephalon has given Barr written notice that it is ready and able to resume the performance of its obligations under this ARTICLE 6.  Cephalon shall promptly provide Barr with the physical embodiment of all such, ACTIQ NDA or ACTIQ SF NDA, as the case may be, and the ACTIQ Patent Rights and ACTIQ SF Patent Rights, and Manufacturing Know How, Manufacturing Technology, and Scientific and Regulatory Material, and access to appropriate personnel of Cephalon with relevant knowledge or experience with such Manufacturing Know How,

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Manufacturing Technology, and Scientific and Regulatory Material.  In addition, to the extent either required or permitted by FDA rules and regulations, Cephalon shall prepare and file, at Barr’s expense, such supplements or amendments, as applicable, to the ACTIQ NDA or ACTIQ SF NDA, as the case may be, as required by applicable laws as is necessary for Barr to manufacture or have manufactured such Cephalon Supplied Products at the designated facility as permitted by the license granted under this Section 6.4.

7.             TERM AND TERMINATION

7.1           Term.  This Agreement shall commence as of the Effective Date and shall remain in effect as follows:

(a)           the licenses granted under Section 2.1(a) and 2.2(a), and the covenants in Section 4.1(a) of this Agreement shall be perpetual except the obligations under Section 3 shall terminate no later than the expiration of the last to expire of the patents under the ACTIQ Patent Rights and ACTIQ SF Patent Rights, as the case may be;

(b)           the obligations of Cephalon relating to supply of Cephalon Supplied Products shall terminate as set forth in Section 6.1(b).

7.2           Termination due to Material Breach by Either Party.  Upon material breach of any term of this Agreement, the breaching Party will be given written notice and a copy of such notice shall be simultaneously provided to the Commission and to any Interim Monitor, and [**] days within which to remedy such breach, or, if applicable, such longer period (not exceeding [**] days) as would be reasonably necessary for a diligent party to cure such material breach; provided, however, that the breaching Party has commenced and continues diligent efforts to cure during the initial [**] day period following receipt of such notice of breach.   In the event of the breaching party’s failure to remedy any such breach within this time period, the non-breaching party shall be entitled to seek all remedies available at law or equity as set forth in Section 6.1(f) of this Agreement; however, at no time shall Cephalon be permitted to terminate or rescind its supply obligations under this Agreement or otherwise refuse to supply Barr with Cephalon Supplied Product as a result of any breach by Barr.

7.3           Survival of Rights and Terms.  Termination or expiration of this Agreement shall not affect any accrued rights of either Party.  The terms of Sections 4.1(b) and Section 4.2 shall survive any termination of the licenses under Section 7.1(a) or any termination of the supply obligations under Section 7.1(b).

7.4           Commission Action as Condition Precedent.  The obligations of the parties under this Agreement are subject to the fulfillment of the following conditions:

(a)           A majority of Commissioners of the Commission shall have issued a Decision and Order concerning the pending acquisition of CIMA by Cephalon; and

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)           That Decision and Order shall include a requirement that Cephalon enter into a License and Supply Agreement with Barr, or other Commission approved licensee, and that the terms of this Agreement are acceptable.

8.             REPRESENTATIONS, COVENANTS AND WARRANTIES

8.1           General.  Cephalon and Barr hereby represent and warrant to the other that (i) the execution, delivery and performance of this Agreement by each of them does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which they are a party; (ii) the execution, delivery and performance of this Agreement by each of them does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approvals by the FDA as contemplated herein); and (iii) the rights granted by each of them does not conflict with any rights granted by either of them to any third party.

8.2           (a)           Cephalon warrants that it has rights to license or sublicense, as the case may be, the ACTIQ Patent Rights of Section 1.6 and the ACTIQ SF Patent Rights of Section 1.12  to Barr, in accordance with Section 2.1 and Section 2.2 respectively, and that as of the Barr-Cephalon License Effective Date, Exhibit C, Exhibit D,  Exhibit E, and Exhibit F are exhaustive of patents and patent applications owned or licensed by Cephalon that protect ACTIQ, ACTIQ SF, ACTIQ Licensed Product and ACTIQ SF Licensed Product.  Except as provided under Section 8.2(b) of this Agreement, so long as Barr is using or manufacturing or otherwise making, in furtherance of seeking regulatory approval, or selling or offering to sell ACTIQ Licensed Product and ACTIQ SF Licensed Product under the terms of this Agreement, Cephalon will take no action against Barr with respect to the ACTIQ Patent Rights or ACTIQ SF Patent Rights or the subject matter of the non-exclusive license or sublicense of Section 2.1 or Section 2.2 as further provided under this Section 8.2(a).  After the ACTIQ Patent Rights License Effective Date or ACTIQ SF Patent Rights License Effective Date, as the case may be, (except for the manufacture and Development of ACTIQ or ACTIQ SF, respectively, in which case, this Section 8.2(a) shall apply as of the Barr-Cephalon License Effective Date), Cephalon shall not join, or file, prosecute or maintain any suit, in Law or equity, against Barr or any entity controlled by or under common control with Barr, or any licensees, sublicensees, manufacturers, suppliers, distributors, and customers of Barr, or of such Barr Affiliates, for the research, Development, manufacture, use, import, export, distribution, offer for sale, promotion or sale of generic equivalents of ACTIQ or ACTIQ SF as the case may be (but only as to those ACTIQ or ACTIQ SF  products that are commercialized or in Development by Cephalon as of the  Barr-Cephalon License Effective Date) under any Patents Rights owned or licensed by Cephalon as of the Barr-Cephalon License Effective Date or acquired thereafter (other than such Patents Rights that claim inventions conceived by and reduced to practice by Cephalon’s employees after the  Barr-Cephalon License Effective Date): (A) that claim the use of ACTIQ or ACTIQ SF, as the case may be, in the Field of pain management; or (B) that claim any aspect of the research, Development, manufacture, use, import, export, distribution, or sale of  ACTIQ or ACTIQ SF, as the case may be.

(b)           Cephalon reserves the right to enforce its ACTIQ Patent Rights against Barr until the ACTIQ Patent Rights License Effective Date and its ACTIQ SF Patent Rights  until the  ACTIQ SF Patent Rights License Effective Date, respectively, but only to the extent Cephalon seeks a remedy in the form of injunctive relief and/or actual montetary damages upon the filing by Barr of an ANDA under Section 1.18 or NDA under Section 1.47 of this Agreement, and further provided such enforcement action is terminated and such injunctive relief is waived upon the respective License Effective Date.

8.3           Cephalon warrants that the Cephalon Supplied Products delivered under this Agreement will (i) be manufactured in accordance with cGMP requirements and (ii) conform to the applicable FDA approved specifications at the time of delivery thereof to Barr.

8.4           Cephalon warrants that as of the Barr-Cephalon Licence Effective Date, it shall waive and release during the term of this Agreement its vendors, suppliers, contract manufacturers and all other entities possessing Cephalon Confidential Information and supplying or have supplied in the past to Cephalon raw materials, products, components or services used in the manufacturing of ACTIQ or ACTIQ SF from any and all obligations of confidentially as to Barr, and Cephalon will facilitate the disclosure of any such Confidential Information to Barr from such entities, which waiver, release and facilitated disclosure shall specifically include, but not be limited to such entities supplying Skeepers, application appliances or handles, compositions to permanently affix the application appliances or handles to the tablet formulation of ACTIQ or ACTIQ SF, and equipment and supplies for the manufacturing, assembling, packaging and labeling of ACTIQ or ACTIQ SF.

8.5           Barr covenants that during the term of the supply provisions of this Agreement, it will use Commercially Reasonable Efforts to secure approval for and, as the case may be, maintain such approval for, the manufacturing, marketing and sale of Barr Generic Product and, to the extent Barr determines to avail itself of Cephalon Supplied Product that is Substantially Sugar-free, Barr Generic SF Product.

9.             CONFIDENTIALITY

9.1           Confidential Information.  During the term of this Agreement, and for ten (10) years after its termination or expiration, each Party shall maintain in confidence any information concerning the subject matter hereof provided by the other Party (the “Providing Party”), and that is considered to be confidential by the Providing Party, regardless of whether provided prior to or after the date of this Agreement.  Such information (collectively, the “Confidential Information”) includes but is not limited to documentation, business plans, cost and operational information, whether or not related to ACTIQ, ACTIQ SF, a Barr Generic Product, a Barr Generic SF Product, or Cephalon Supplied Products.  Confidential Information shall not be used or disclosed to others except for carrying out the purpose of this Agreement.  The foregoing obligation of confidentiality shall not apply to any portion of the Confidential Information that a Party (“Receiving Party”) can demonstrate:

(a)           was already known to the Receiving Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)           was subsequently lawfully disclosed to the Receiving Party by a third party; or

(e)           the Receiving Party was compelled to disclose by governmental administrative agency or judicial requirements; provided, however, that any disclosure under this subsection 9.1(e) shall neither relieve the Receiving Party from attempting to impose confidentiality obligations on the governmental administrative agency or judicial body, to the extent feasible, nor shall it relieve the Receiving Party from maintaining the confidentiality of the Confidential Information with respect to third parties other than the agency or body as to which such compelled disclosure has been made.

9.2           Protection of Confidential Information.  The Parties shall take all reasonable steps to eliminate the risk of disclosure of Confidential Information, including, without limitation, ensuring that only employees, agents, and representatives with a need to know the Confidential Information have access thereto.  The Parties acknowledge by the signing of this Agreement that such employees, agents, and representatives are to be bound by substantially similar obligations of confidentiality as are established under this Article 9.

9.3           Presumptive Confidentiality of Information Exchanged.  All information exchanged by the Parties under the terms and conditions of this Agreement shall be considered Confidential Information and treated as such unless otherwise specified and agreed upon by the Parties; provided, however, that the fact of this Agreement shall not be considered Confidential Information.  In addition, Cephalon and Barr shall consult with one another before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or other public disclosure under the Securities Act of 1934, as amended, with respect to this Agreement or the terms hereof, and shall not issue any such disclosure without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party need not obtain the consent of the other party to make public statements consistent with any press release or other public disclosure that previously has been issued by or consented to by the other party and may (but after prior consultation, to the extent practicable in the circumstances) issue such disclosure as may be required by applicable law or stock exchange rule.

10.          INDEMNIFICATION

10.1         Indemnification by Cephalon.  Cephalon shall indemnify and hold Barr, its Affiliates and subsidiaries, and the officers, directors and employees of each of them (“Barr Indemnitees”), harmless from any and all losses, liabilities, obligations, claims, fees or expenses, including reasonable attorneys’ fees, that stem from claims brought by third parties that are based upon (a) any infringement by Cephalon Supplied Products of the intellectual property rights of third parties; (b) the death or injury to person or damage to property resulting directly from damaged or defective, or otherwise nonconforming Cephalon Supplied Products at the time of delivery to Barr; (c) the material breach of any representations or warranties made by Cephalon in Article 8 herein; (d) the negligence, recklessness or willful misconduct of Cephalon or Cephalon’s officers, employees or agents hereunder; (e) the failure by Cephalon to deliver Cephalon Supplied Products in a timely manner as required under Section 6.1 of this Agreement unless, and to the extent that, Cephalon can demonstrate that their failure was entirely beyond the control of Cephalon and in no part the result of negligence or willful misconduct by Cephalon; or (f) the successful enforcement by Barr of its rights under this Section 10.1.  In addition, Cephalon shall not be obligated to indemnify Barr for any liability related to the Cephalon Supplied Products to the extent Barr has assumed an indemnification obligation under Section 10.2 below.

10.2         Indemnification by Barr.  Barr shall indemnify and hold Cephalon, its Affiliates and subsidiaries, and the officers, directors and employees of each of them (Cephalon Indemnitees”), harmless from any and all losses, liabilities, obligations, claims, fees or expenses, including reasonable attorneys’ fees, that stem from claims brought by third parties that are based upon (a) any infringement by Barr Generic Product or Barr Generic SF Product of the intellectual property rights of third parties or by Cephalon Supplied Products relating to the packaging or labeling of Cephalon Supplied Products by Barr; (b) the failure by Barr to make the royalty payments to the University of Utah Research Foundation as set forth in Section 3.2, (c) the use or sale or other distribution of Cephalon Supplied Products by Barr or its Affiliate in violation of the terms of this Agreement; (d) any representation made or warranty given by Barr or subdistributors with respect to the Cephalon Supplied Products; (e) the death or injury to person or damage to property resulting from (i) improper handling, storage or transport of the Cephalon Supplied Products by Barr or any agents of the foregoing, (ii) the unauthorized alteration, modification or adulteration of the Cephalon Supplied Products by Barr; (f) the material breach of any representation or warranties made by Barr in Article 8 herein; (g) the negligence, recklessness or willful misconduct of Barr or Barr’s officers, employees or agents hereunder; and (h) the successful enforcement by Cephalon of its rights under this Section 10.2.  In addition, Barr shall not be obligated to indemnify Cephalon for any liability related to the Cephalon Supplied Products to the extent Cephalon has assumed an indemnification obligation under Section 10.1 above.

10.3         Notification.  In the event that one Party receives notice of a claim, lawsuit, or liability for which it is entitled to indemnification by the other Party, the Party receiving notice shall give prompt notification to the indemnifying Party.

10.4         Cooperation.  The Party being indemnified shall cooperate fully with the indemnifying Party throughout the pendency of the claim, lawsuit or liability, and the indemnifying Party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability.

11.          GENERAL

11.1         Headings.  The headings and captions used herein are for the convenience of the Parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

11.2         Severability.  In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either Party.

11.3         Entire Agreement.  This Agreement contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same.  This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.  Nothing in this Agreement shall prevent Barr from asserting that ACTIQ Patent Rights or ACTIQ SF Patent Rights are invalid, unenforceable or will not be infringed by manufacture, use, sale or offer for sale of the Barr Generic Product or Barr Generic SF Product or Cephalon from asserting its rights against such assertions by Barr, except as provided under Section 8.2(b) of this Agreement.

11.4         Assignment.  This Agreement and the rights established hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that prior written consent shall not be required in the case of a decision on the part of Barr to discontinue the sale of the ACTIQ Licensed Product or ACTIQ SF Licensed Product and to assign all of Barr’s rights thereto and obligations therefor under this Agreement to a third party; or in the case of a sale or transfer of all or substantially all of the assets of the assigning party or a merger of the assigning party in which the holders of such party’s capital stock prior to such merger do not hold a majority of the capital stock immediately following such merger.  In the event that this Agreement is assigned, it shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.5         Independent Contractors.  The Parties are independent contractors under this Agreement.  Nothing contained in this Agreement is to be construed so as to create a joint venture or to constitute Cephalon and Barr as partners, agents or employees of the other, including with respect to this Agreement.   Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.  Each Party is solely responsible for the payment of any and all taxes arising from the existence or operation of its business or from the performance of its obligations hereunder including, without limitation, income taxes, withholding taxes, employee payroll and social security and welfare taxes which may be imposed upon said Party in accordance with applicable laws.  Similarly, each Party is solely responsible for satisfying any and all obligations which may arise from its employment of any persons.

11.6         Further Assurances.  Each Party hereto shall execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.7         Notices and Reports.  All notices, consents or approvals required by this Agreement shall be in writing and sent by express courier, certified or registered air mail, postage prepaid or by facsimile or cable (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties.  Notices shall be deemed effective on the date of mailing.

If to Cephalon:

Cephalon, Inc.

145 Brandywine Parkway

West Chester, Pennsylvania 19380

Attention: Senior Vice President & General Counsel

Facsimile: (610) 344-7563

If to Barr:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ  07677

Attention:  President

Facsimile: (201) 930-3335

11.8         Disputes; Applicable Law

(a)           Governing Laws.  This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, United States of America.

(b)           Dispute Resolution.  In the event that any dispute arising between the Parties relating to this Agreement cannot be resolved by their respective staffs, said dispute shall be referred promptly to the Chief Executive Officer of Cephalon and the Chief Executive Officer of Barr, who shall make a good faith effort to resolve the matter within thirty (30) days from the date of any such referral.  In the event that the Parties still cannot amicably resolve any such dispute or claim, then the parties shall be free to seek any remedy available at law or in equity.

11.9         Force Majeure.  Either party’s failure to perform its obligations hereunder (except to make payments hereunder) shall be excused to the extent and for the period of time such nonperformance is caused by an event of force majeure, including but not limited to war, invasion, fire, explosion, flood, riot, strikes, acts of God, delays or defaults of carriers, energy shortage, failure or curtailment in Cephalon’s usual sources of supply, acts of government (other than acts prohibiting the sale of Product resulting from Cephalon’s failure to supply Cephalon Supplied Product in compliance with the specifications or cGMPs (i.e., failure to comply with 21 C.F.R. §§210 and 211), Cephalon’s violations of EPA laws, OSHA non-compliance of Cephalon (including facilities) or Cephalon’s violations under 21 C.F.R. §11), its agencies or instrumentalities, or contingencies or causes beyond such party’s reasonable control.

11.10       Waiver.  The waiver by either Party of a breach of any provisions contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

11.11       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered and shall have the force and effect of an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, as of the day and year first above written.

BARR LABORATORIES, INC.		CEPHALON, INC.

By:	/s/ Paul M. Bizaro	By:	/s/ Frank Baldino, Jr.

Print Name:	Paul M. Bizaro	Print Name:	Frank Baldino, Jr.

Title:	President & COO	Title:	Chairman & CEO

Exhibit A

University of Utah Research Foundation License Agreement

[Filed as Exhibit 10.6 to the Registration Statement on Form S-1 filed by Anesta Corp. on May 31, 1996 (File No. 33-72608)]

Exhibit B

Milestone Payment pursuant to Section 3.1

In consideration of the grant by Cephalon to Barr of the ACTIQ Patent Rights License pursuant to Section 2.1(a), and as a condition to the continued effectiveness of the ACTIQ Patent Rights License, Barr shall pay to Cephalon a milestone payment of [**]dollars ($[**]) if Net Sales during the period beginning on the Commercial Launch of a Barr Generic Product, Barr Generic SF Product and/or a Cephalon Supplied Product and ending on either (1) September 5, 2006, if Cephalon is not granted Pediatric Exclusivity with respect to ACTIQ or (2) March 5, 2007, if Cephalon is granted Pediatric Exclusivity with respect to ACTIQ equal or exceed $[**].  For purposes of this Exhibit B, the calculation of Net Sales shall not include: (i) sales of Barr Generic Product prior to the ACTIQ Patent Rights License Effective Date and (ii) sales of Barr Generic SF Product prior to the ACTIQ SF Patent Rights License Effective Date.

Barr shall make such payment within [**]days after the achievement of such milestone.

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit C

Issued United States Patents

(i)            Patent No. US 6,173,851;

(ii)           Patent No. US 6,286,698; and

(iii)          Patent No. US 6,264,981.

Exhibit D

Issued United States Patents

(i)            Patent No. US 4,671,953;

(ii)           Patent No. US 4,863,737;

(iii)          Patent No. US 5,785,989;

(iv)          Patent No. US 5,132,114; and

(v)           Patent No. US 5,288,497.

Exhibit E

United States Patents Issuing from the following United States Patent Applications

(i)            USSN 09/798,027 (filed 02/27/01);

(ii)           USSN 10/013,266 (filed 12/10/01);

(iii)          USSN 10/145,587 (filed 05/14/02).

Exhibit F

United States Patents Issuing from the following United States Patent Applications

(i)            USSN 10/771,046 (filed 02/03/04).

Exhibit G

ACTIQ Risk Management Program

[**]

** This exhibit, totaling 76 pages, has been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit H

Letter by Cephalon to FDA Waiving Pediatric Exclusivity as to Barr

Director

Office of Generic Drugs, HFD-600

Food and Drug Administration

Metro Park North II

7500 Standish Place

Rockville, MD 20855-2773

RE:	NDA 20-747/S ACTIQ, Fentanyl Citrate
Waiver of Pediatric Exclusivity as to Barr Laboratories, Inc.

Cephalon, Inc. waives the period of Pediatric Exclusivity under NDA 20-747, as to any Abbreviated New Drug Application (ANDA) filed under Section 505(j) or New Drug Application (NDA) filed under Section 505(b)(2), submitted by Barr Laboratories, Inc. that references NDA 20-747 and relates to products containing fentanyl citrate.  Cephalon, as the holder of approved NDA 20-747, authorizes the Food and Drug Administration (FDA) to act upon such ANDA or NDA submitted by Barr Laboratories, Inc.

Pursuant to Section 505A of the Federal Food, Drug, and Cosmetic Act, as amended, the FDA issued a Notification of Acceptance to Cephalon, Inc. on [  ] that its Submission of Pediatric Study Reports - Pediatric Exclusivity Determination Requested relating to the use of ACTIQ (fentanyl citrate) and filed as NDA 20-747/S     on [  ] satisfies the requirements of Section 505A and that Pediatric Exclusivity attaches to NDA 20-747 effective [  ].

Cephalon, Inc., as part of a voluntary Consent Agreement under a Decision and Order of the Federal Trade Commission made final on [  ], entered into a License and Supply Agreement with Barr Laboratories, Inc., effective [  ].  Subject to certain conditions of the License and Supply Agreement, which have been met, Cephalon, Inc. agreed to grant to Barr Laboratories, Inc. a license with respect to any Pediatric Exclusivity that may then exist or thereafter arise with respect to ACTIQ and to notify the FDA that Cephalon has waived Pediatric Exclusivity with respect to Barr Laboratories, Inc.  This letter, hereby, accordingly serves to notify the FDA of waiver of Pediatric Exclusivity as to Barr Laboratories, Inc. by Cephalon, Inc. under NDA 20-747.

If you have any questions, please call [         ] at [         ].

Sincerely

CEPHALON, INC.

Cc:         President, Barr Laboratories, Inc.